Exhibit 99.1

Revance Specifies 2016 Clinical Program Milestones

- Updates 2015 Year End Cash and Investments Expectations -

NEWARK, Calif., January 7, 2016 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a specialty biopharmaceutical company developing botulinum toxin products for use in aesthetic and therapeutic indications, today defined key 2016 clinical milestones for both of its botulinum toxin drug product candidates, DaxibotulinumtoxinA Topical Gel (RT001) and DaxibotulinumtoxinA for Injection (RT002). The company also announced its updated expectations for its 2015 year end cash and investments balance.

“We are pleased with our accomplishments in 2015, which reflect continued momentum and advancement across all four of our major clinical programs,” said Dan Browne, President and Chief Executive Officer of Revance. “We continue to develop our drug portfolio pipeline and establish Revance as a viable future competitor in the $3 billion global botulinum toxin market. In 2016, we expect to have both RT001 topical and RT002 injectable in active Phase 3 programs, moving the company closer to potential commercialization.”

RT001 Topical - Phase 3 Program for the Treatment of Lateral Canthal (Crow’s Feet) Lines
The company is actively enrolling patients in its REALISE 1 Phase 3 trial to evaluate the safety and efficacy of a single, bilateral administration of RT001 topical compared to placebo in patients with moderate to severe crow’s feet. The company plans to release 28-day interim results from this Phase 3 trial in the first half of 2016. In the second half of 2016, Revance then plans to initiate a second Phase 3 efficacy trial and a long-term safety study.

RT001 Topical - Phase 2 Trial for the Treatment of Axillary Hyperhidrosis (Excessive Underarm Sweating)
The company plans to complete its current Phase 2 trial of RT001 topical for the treatment of axillary hyperhidrosis in the first quarter of 2016 and then expects to initiate an additional, larger Phase 2 hyperhidrosis trial in 2016.

RT002 Injectable - Phase 3 Program for the Treatment of Glabellar (Frown) Lines
Revance plans to report the final results of the BELMONT Phase 2 active comparator clinical trial for the treatment of glabellar (frown) lines and conduct an End-of-Phase 2 meeting with the US Food and Drug Administration in the first half of 2016. The company expects to initiate a Phase 3 clinical program in the second half of 2016, comprised of two Phase 3 efficacy trials and a long-term safety study.

RT002 Injectable - Phase 2 Trial for the Treatment of Cervical Dystonia
The company’s Phase 2 dose-escalating clinical trial of RT002 injectable for the treatment of cervical dystonia is underway, with interim results expected in the first half of 2016.

Update to 2015 Year-End Cash and Investments Expectations
The company now expects its December 31, 2015 cash and investments balance to exceed $250 million. Revance’s prior guidance of more than $245 million was provided on November 9, 2015.

RT001 and RT002 Product Candidates
Revance is currently developing two botulinum toxin type A investigational drug product candidates. DaxibotulinumtoxinA Topical Gel (RT001) is a topical formulation, which has the potential to be the first commercially available non-injectable dose form of botulinum toxin type A. Revance is studying RT001 topical for aesthetic indications, such as crow's feet (wrinkles around the eyes) and therapeutic indications such as axillary hyperhidrosis (excessive underarm sweating). DaxibotulinumtoxinA for Injection (RT002) is a novel, injectable formulation of botulinum toxin type A designed to be targeted and long lasting. Revance is studying RT002 injectable for aesthetic indications, such as glabellar (frown) lines, and therapeutic uses, such as muscle movement disorders (including cervical dystonia). Both products could have the potential to expand into additional aesthetic and therapeutic indications in the future.

About Revance Therapeutics, Inc.
Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin drug products for multiple aesthetic and therapeutic indications. The company is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing neurotoxin markets. Revance's proprietary TransMTS technology enables delivery of botulinum toxin A through two novel drug product candidates, a needle-free topical form and an injectable form that may localize the drug to the site of injection resulting in a targeted and potentially long-lasting delivery. Revance is pursuing clinical development for drug product candidates, DaxibotulinumtoxinA Topical Gel (RT001) and DaxibotulinumtoxinA RT002 for Injection (RT002), in a broad spectrum of aesthetic and therapeutic indications. The company holds worldwide rights for all indications of RT001, RT002 and the TransMTS technology platform. More information on Revance Therapeutics can be found at www.revance.com.

"Revance Therapeutics", TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Revance Therapeutics’ expectations on cash and investments balance and about our investigational drug product candidates, including but not limited to statements about our business strategy, clinical development, timeline and other goals and market for our anticipated products, plans and prospects and statements about potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled “Risk Factors” of our quarterly report on Form 10-Q filed November 10, 2015. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contacts
Investors:
Revance Therapeutics
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Westwicke Partners
Leigh Salvo
(415) 513-1281
leigh.salvo@westwicke.com

Trade Media:
Nadine Tosk
(847) 920-9858
nadinepr@gmail.com